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[LETTERHEAD]


January 8, 1997


Magnus Lundberg
Gullvivivevagen #5
75655 Uppsala, Sweden

Dear Magnus:

The following is what is hopefully the final list of provisions related to your employment in Emeryville that were not included in or have been revised since your offer letter.

You will be provided a relocation allowance of $30,000. This is based on an estimate of the cost to move your household goods from Sweden to Emeryville and back. The money may be used for the shipment of household goods you wish to bring with you and the purchase of supplemental household items here. Our records show that the expenses to date against this amount are $24,639.00.

The Company will provide you a leased automobile and will reimburse you for the following expenses associated with its use; insurance, maintenance parts, repairs and gas for business and personal use.

The Company will provide you with financial assistance in the renting of a home through a monthly rental payment of $3,100.00.

Sincerely,


/s/ Barbara Kerr

Barbara Kerr
Vice President Human Resources



AGREED & ACCEPTED:


/s/ Magnus Lundberg
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Magnus Lundberg